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CONSENT OF KPMG LLP

                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
PlanetCAD Inc.:

We consent to incorporation by reference in the registration statements on Form S-3 (No. 333-72757) and Form S-8 (No. 333-85939), of PlanetCAD Inc. of our report dated March 9, 2001, relating to the consolidated balance sheets of PlanetCAD Inc. and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, Annual Report on Form 10-KSB of PlanetCAD Inc.

                             KPMG LLP

Boulder, Colorado
March 30, 2001